Exhibit 99.5

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief President and CEO	David Schull, President david.schull@russopartnersllc.com 212.845.4271

Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces $35.5 Million Financing

- Arena to Use Approximately $17.7 Million of Proceeds to Prepay Outstanding Debt -

SAN DIEGO, March 29, 2011 — Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) announced today that it has agreed to sell 12,150,000 shares of its common stock, at a price of $1.46 per share, and 12,150 shares of its Series C Convertible Preferred Stock, at a price of $1,460 per share, in a registered direct public offering to entities affiliated with Deerfield Management, a healthcare investment organization. The preferred stock is convertible into an aggregate of 12,150,000 shares of Arena common stock. Arena expects to receive gross proceeds of approximately $35.5 million. The closing of the offering is expected to take place on or about March 31, 2011.

Arena will use approximately $17.7 million of the proceeds from this offering to prepay a portion of the loan principal that otherwise would have been required to be repaid in June 2013 under the existing Facility Agreement between Arena and Deerfield.

A registration statement relating to the common stock and preferred stock has been filed with and declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Concurrent with the offering described above, Arena agreed to reduce the exercise price and extend the exercise term of approximately 14.4 million of the 16.2 million outstanding warrants to purchase common stock that Deerfield received in connection with a June 2010 investment in Arena. These 14.4 million warrants will have an exercise price of $1.68 (reduced from $3.45) and will be exercisable beginning on the date that is six months after closing of the offering and until June 17, 2015 (extended from June 17, 2013). In addition, Arena and Deerfield agreed to terminate Deerfield’s right to loan Arena up to an additional $20 million and to receive additional warrants for up to 5,600,000 shares of Arena’s common stock with an exercise price of $5.42 per share.